EXHIBIT 10.30

FIRST AMENDMENT TO THE

RETIREMENT PLAN FOR EMPLOYEES

OF SOUTH ALABAMA BANCORPORATION

The Retirement Plan for Employees of South Alabama Bancorporation is hereby amended as follows effective as provided herein:

Section 1.16 is amended to read as follows effective January 1, 1998:

Section 1.16 “Compensation” shall mean the following for each respective purpose under the Plan:

(a)

Section 415 Compensation. For the purpose of applying the limitations of section 415 of the Code, Compensation shall mean the Participant’s wages, salaries, and other amounts received (without regard to whether an amount is paid in cash) for personal services actually rendered in the course of employment with the Employer to the extent that the amounts are includable in gross income (including but not limited to commissions or compensation for services on the basis of a percentage of profits, tips, bonuses, fringe benefits, reimbursement and expense allowances) and such other amounts as are included as Compensation under Treasury Regulation section 1.415-2(d)(2) plus, effective January 1, 1998, amounts not includable in the gross income of the Employer under Sections 125, 132(f), 402(e)(3) or 402(h) of the Code. Compensation for this purpose does not include the following: (1) Employer contributions to a plan of deferred compensation to the extent that, before application of the section 415 limits, such contributions are not includable in the Employee’s gross income for the taxable year in which contributed (effective on and after January 1, 1998, other than amounts contributed pursuant to a salary reduction agreement which are excludable from gross income under sections 125, 132(f), 402(e)(3) or 402(h) of the Code) or distributions from a plan of deferred compensation; or (2) other amounts which receive special tax benefits, such as premiums for group term life insurance (but only to the extent such amounts are not includable in the gross income of the

Employee). At the election of the Employer, Section 415 Compensation shall mean any other definition of Compensation, consistently applied, which is considered to be Compensation within the meaning of section 415(c)(3) of the Code.

(b)	Section 414(s) Compensation. Section 414(s) Compensation shall mean Section 415 Compensation as described hereinabove plus (to the extent not otherwise included) any amount which is not includable in the gross income of the Employee under sections 125, 402(e)(3), 402(h), or effective January 1, 1998, section 132(f) of the Code.

(c)	Compensation Used to Determine Benefits. For purposes of determining benefits under the Plan, Compensation shall mean Section 414(s) Compensation paid by the Employer to the Employee for the Plan Year.

(d)	Top Heavy Compensation shall mean Section 414(s) Compensation as defined in Section (b) except that for the purpose of Section 6.02, Top Heavy Compensation shall not include any amount that is not includable in the gross income of the Employee under Code Section 125, 402(e)(3), 402(h), or effective January 1, 1998, section 132(f).

(e)	Highly Compensated Employees. For purposes of determining Highly Compensated Employees under section 414(q) of the Code as defined in Section 1.37, Compensation shall mean Section 414(s) Compensation as defined herein paid by the Employer to the Employee for the twelve (12)-month period preceding the determination date.

(f)

Compensation Limits. Compensation, for all purposes, shall exclude amounts in excess of two hundred thousand dollars ($200,000) (or such other amount as determined in accordance with the cost-of-living adjustment procedures described in section 415(d) of the Code). In the event of a Plan Year that contains fewer than twelve (12) calendar months, then the annual compensation limit is an amount equal to the annual compensation limit for the calendar year in which the compensation period begins multiplied by the ratio obtained by dividing the number of full months in the period by twelve (12). In addition to other applicable limitations set forth in the

Plan, and notwithstanding any other provision of the Plan to the contrary, for Plan Years beginning on or after January 1, 1994, the annual Compensation of each employee taken into account under the Plan shall not exceed the OBRA ‘93 Annual Compensation Limit. The OBRA ‘93 Annual Compensation Limit is $150,000, as adjusted by the Commissioner for increases in the cost of living in accordance with section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding twelve (12) months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than twelve (12) months, the OBRA ‘93 Annual Compensation Limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period and the denominator of which is twelve (12). For Plan Years beginning on or after January 1, 1994, any reference in this Plan to the limitation under section 401(a)(17) of the Code shall mean the OBRA ‘93 Annual Compensation Limit set forth in this provision. If Compensation for any prior determination period is taken into account in determining an employee’s benefits accruing in the current Plan Year, the Compensation for that prior determination period is subject to the OBRA ‘93 Annual Compensation Limit in effect for that prior determination period. For this purpose, for determination periods beginning before the first day of the first Plan Year beginning on or after January 1, 1994, the OBRA ‘93 Annual Compensation Limit is $150,000.

For all Self-Employed Individuals, Compensation shall mean Earned Income.

Nothing herein contained shall be held to alter, vary or affect any of the terms, provisions or conditions of the Plan other than as above stated.

IN WITNESS WHEREOF, South Alabama Bancorporation and the Trustee have caused this instrument to be executed this 26th day of July, 2002.

South Alabama Bancorporation

ATTEST: (SEAL)
	By:	J. S Nelson

RECEIVED AND ACKNOWLEDGED

TRUSTEE

Date: July 26, 2002	By:	Alexis Maloy